Exhibit 99.3

ENERGIZER HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Overview
On July 1, 2016, Energizer Holdings, Inc. (Energizer or the Company) acquired 100% of HandStands Holding Corporation (HandStands), a designer and marketer of automotive fragrance and appearance products, for a total purchase price of $340.0 million plus estimated working capital adjustments of $4.6 million, net of acquired cash (Acquisition). The Company initially financed the Acquisition, including closing costs, with a $200.0 million bridge loan and $150.0 million of borrowings on our senior secured credit facility (Revolving Facility). In July 2016, the bridge loan and $100.0 million of our Revolving Facility borrowings were subsequently paid down utilizing cash on hand. The Company did not incur incremental U.S. taxes from utilizing foreign cash for this transaction.
The following unaudited Pro Forma Condensed Combined Financial Statements for the year ended September 30, 2015 and the six month period ended March 31, 2016 give effect to the Acquisition for such periods. The unaudited Pro Forma Condensed Combined Financial Statements shown below reflect historical financial information and have been prepared on the basis that the transaction will be accounted for using the purchase method of accounting under Accounting Standards Codification Topic 805, Business Combinations (ASC 805). Accordingly, the assets acquired and liabilities assumed in the Acquisition will be measured at their respective fair values with any excess purchase price reflected as goodwill. The valuation is preliminary and estimated asset values and assumed liabilities may be adjusted as final purchase price allocations are completed. The unaudited Pro Forma Condensed Combined Financial Statements presented assume that HandStands is a wholly owned subsidiary of the Company.

The Unaudited Pro Forma Condensed Combined Statement of Earnings includes interest and financing costs related to the Acquisition and preliminary purchase accounting adjustments, such as depreciation and amortization expense on acquired tangible and intangible assets, which are expected to have continuing impact on the combined results. The impacts of any revenue or cost synergies that may result from combining Energizer and HandStands are not included herein. We expect to generate cost synergies by leveraging Energizer's global battery platform, infrastructure and supply chain network. These savings are projected to be achieved over a period of two years following the close of the Acquisition. In addition, HandStands had three acquisitions during the pro forma periods. The pro forma amounts do not reflect the annualized or projected benefit of on-going cost savings and synergy benefits from their acquisitions.

In accordance with generally accepted accounting principles, HandStands inventory acquired in the Acquisition was valued at its estimated fair value on Energizer's July 1, 2016 balance sheet. Such fair value of inventory is approximately $8.5 million greater than the historical cost basis of such inventory prior to the Acquisition. This required accounting treatment will reduce gross margin by approximately $8.5 million (compared to the historical HandStands cost basis) over the first inventory turn following the Acquisition. The impact of such adjustment is not included in the Unaudited Pro Forma Combined Statements of Earnings presented below as it will not have a continuing impact on the operations.
Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2016
The following unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2016 is presented on a basis to reflect the Acquisition and related transactions, including the subsequent pay down of $300.0 million of debt, as if they had occurred on March 31, 2016.
Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended September 30, 2015
The following unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended September 30, 2015 is presented on a basis to reflect the Acquisition as if it had occurred on October 1, 2014. Due to the different

ENERGIZER HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
fiscal period ends, and in order to present results for comparable periods, the unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended September 30, 2015 combines Energizer’s audited Consolidated Statement of Earnings for the year then ended with the HandStands' audited Consolidated Statement of Earnings for the year ended December 31, 2015.
HandStands has had three acquisitions since January 1, 2015. The earnings information for these operations post HandStands acquiring them is included in the Historical "HandStands" column on the following Pro Forma statements. The earnings information prior to the acquisition date is included in the Historical "HandStands Acquisitions" column.
Unaudited Pro Forma Condensed Combined Statement of Earnings for the six months ended March 31, 2016
The following unaudited Pro Forma Condensed Combined Statement of Earnings for the six month period ended March 31, 2016 is presented on a basis to reflect the Acquisition as if it had occurred on October 1, 2015. The unaudited Pro Forma Condensed Combined Statement of Earnings for the six months ended March 31, 2016 combines Energizer’s and HandStands' unaudited Condensed Consolidated Statement of Earnings for the six month period then ended.
One of HandStands' acquisitions occurred subsequent to this six month period. The earnings information for this acquisition is included in the Historical "HandStands Acquisitions" column as the acquisition was probable of occurring on March 31, 2016. The earnings information for the other two HandStands acquisitions is included in the Historical "HandStands" column.
As a result of the differing fiscal years and the pro forma periods presented above, the HandStands historical unaudited consolidated earnings results for the three month period ended December 31, 2015 is included in the unaudited Pro Forma Condensed Combined Financial Statements for both the year ended September 30, 2015 and the six month period ended March 31, 2016. HandStands had Net sales of $26.7 and a Net loss of $0.5 for the three month period ended December 31, 2015.

This financial information should be read in conjunction with the Company’s financial statements and accompanying notes, including the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, filed with the SEC on November 20, 2015, the Company’s Quarterly Report on Form 10-Q for the six months ended March 31, 2016, filed with the SEC on May 4, 2016, as well as the HandStands historical audited consolidated financial statements and notes thereto for the year ended December 31, 2015 and the HandStands unaudited condensed consolidated financial statements and notes thereto for the quarterly period ended March 31, 2016, which are included in this Current Report on Form 8-K/A as Exhibits 99.1 and 99.2, respectively.
The pro forma adjustments are based upon available information and assumptions that management of Energizer believes reasonably reflect the Acquisition. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Energizer would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or the financial position of Energizer.

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2016
(In millions, except per share data - Unaudited)

	Historical
	Energizer	HandStands (a)	HandStands Acquisitions (b)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$576.3	$10.8	$(10.0)	$(298.2)	(c)	$278.9
Trade receivables	131.0	20.7	—	—		151.7
Inventories	218.0	18.2	—	8.5	(d)	244.7
Other current assets	118.1	4.6	—	—		122.7
Total current assets	1,043.4	54.3	(10.0)	(289.7)		798.0
Property, plant and equipment, net	202.5	3.1	1.4	1.8	(e)	208.8
Goodwill	37.5	58.0	3.1	147.2	(j)	245.8
Other intangible assets	77.7	100.9	7.0	50.0	(f)	235.6
Deferred tax asset	163.8	0.8	—	(0.8)	(g)	163.8
Other assets	59.5	0.1	—	—		59.6
Total assets	$1,584.4	$217.2	$1.5	$(91.5)		$1,711.6

Liabilities and Shareholders' (Deficit)/Equity
Current liabilities
Current maturities of long-term debt	$4.0	$0.8	$1.5	$44.9	(c)	$51.2
Note payable	9.9	—	—	—		9.9
Accounts payable	147.1	5.9	—			153.0
Other current liabilities	239.2	7.2	—	(0.3)	(h)	246.1
Total current liabilities	400.2	13.9	1.5	44.6		460.2
Long-term debt	983.0	132.8	—	(132.8)	(c)	983.0
Other liabilities	211.4	22.7	—	44.5	(g)	278.6
Total liabilities	1,594.6	169.4	1.5	(43.7)		1,721.8
Total shareholders' (deficit)/equity	(10.2)	47.8	—	(47.8)	(i)	(10.2)
Total liabilities and shareholders' (deficit)/equity	$1,584.4	$217.2	$1.5	$(91.5)		$1,711.6

(a) Represents historical results for HandStands, adjusted to be consistent with the presentation of Energizer's balance sheet, the most significant of which are:

1) Reclassification of the current deferred tax asset of $0.8 from "Other current assets" to "Deferred tax assets" to align HandStands' balance sheet presentation with the Company's adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes.

2) Reclassification of the current portion of long-term debt of $0.8 out of "Other current liabilities" to "Current maturities of long-term debt."

(b) Represents the estimated fair value of Eagle One assets acquired on April 29, 2016. As this acquisition was probable of occurring on March 31, 2016, the assets were included as pro forma adjustments. HandStands other acquisition activity is already included in the Historical HandStands' March 31, 2016 balance sheet presented above.

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2016
(In millions, except per share data - Unaudited)

(c) Reflects adjustments to the Company's cash and debt positions to reflect payment of $347.2 of consideration, including cash acquired of $2.6, to execute the Acquisition. Adjustments were also made to remove HandStands previously outstanding debt as well as account for the net cash acquired in the transaction:

	Cash and cash equivalents	Current maturities of long-term debt	Long-Term Debt
Cash utilized	$(300.0)	$—	$—
Debt assumed	—	47.2	—
Cash acquired	2.6
Removal of HandStands' balance as of March 31, 2016	(10.8)	(0.8)	(132.8)
Removal of HandStands' Acquisition balance as of March 31, 2016	10.0	(1.5)
Total pro forma adjustments	$(298.2)	$44.9	$(132.8)

(d) Reflects adjustments of $8.5 recorded to adjust inventory to estimated fair value. Finished goods were valued at estimated selling prices less the sum of estimated costs of disposal and reasonable profit allowance for selling effort.

(e) Reflects adjustments of $1.8 to recognize the acquired Property, plant and equipment, net at estimated fair value based on a preliminary valuation.

(f) Reflects adjustments for the net effect of eliminating HandStands' historical intangible assets balance and recording the identifiable intangible assets acquired in the Acquisition at their estimated fair value of $157.9 based on a preliminary valuation. The preliminary estimates of the fair values of intangible assets acquired are as follows: $40.0 for trade names, $34.5 for patents, $82.9 for customer relationships, and $0.5 for non-compete agreements.

The intangible assets will be amortized on a straight-line basis over their estimated useful lives. The preliminary estimates of the weighted average useful lives of the acquired intangible assets are as follows: 15 years for trade names, 14.1 years for patents, 14.6 years for customer relationships, and 5 years for non-compete agreements.

(g) Reflects adjustments to deferred taxes, including the removal of $0.8 of deferred tax assets and the recognition of an additional $44.5 of deferred tax liabilities related to purchase accounting adjustments. The preliminary deferred tax liability balance related to the Acquisition was $67.2 based on the estimated purchase accounting adjustments.

(h) Reflects adjustments for the removal of HandStands' accrued interest of $1.2 which was excluded from the Acquisition's liabilities assumed offset by other purchase accounting adjustments of $0.9.

(i) Reflects elimination of historical HandStands equity.

(j) Reflects the residual value of the consideration paid in excess of the fair value of individual assets acquired and liabilities assumed, less the historical goodwill recorded by HandStands. Upon final completion of the fair value assessment, the ultimate purchase price may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2016
(In millions, except per share data - Unaudited)

The preliminary goodwill balance was calculated as follows:

Preliminary Purchase Price Allocation
Preliminary purchase price of HandStands	$347.2
Less: Carrying value of net assets acquired	(15.2)
Less: Fair value of tradenames	(40.0)
Less: Fair value of patents	(34.5)
Less: Fair value of customer relationships	(82.9)
Less: Fair value of non-compete agreement	(0.5)
Plus: Additional deferred tax liability from purchase accounting	44.5
Less: Increase in net value of tangible assets (inventory and PP&E, net)	(10.3)
Residual goodwill	$208.3

Reconciliation of Carrying Value of Net Assets Acquired
Carrying value of HandStands at March 31, 2016	$47.8
Plus: Settled acquired pre-acquisition debt	135.1
Less: Historical goodwill	(61.1)
Less: Historical intangible assets	(107.9)
Plus: Pro forma adjustments for Cash and cash equivalents, Deferred tax asset and Other current liabilities included above, net	1.3
Total Carrying value of net assets acquired	$15.2

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended September 30, 2015
(In millions, except per share data - Unaudited)

	Historical
	Energizer	HandStands	HandStands Acquisitions (b)
	Year Ended September 30, 2015	Year Ended December 31, 2015 (a)	January 1, 2015 Through Respective Acquisition Date
				Pro Forma		Pro Forma
				Adjustments		Combined
Net sales	$1,631.6	$90.6	$37.7	$—		$1,759.9
Cost of products sold	875.4	56.7	19.9	0.2	(c)	952.2
Gross profit	756.2	33.9	17.8	(0.2)		807.7

Selling, general and administrative expense	426.3	15.5	12.3	(8.6)	(d)	445.5
Advertising and sales promotion expense	132.3	1.9	—	—		134.2
Research and development expense	24.9	2.3	—	—		27.2
Amortization of intangible assets	—	8.7	0.5	1.9	(e)	11.1
Venezuela deconsolidation charge	65.2	—	—	—		65.2
Spin restructuring	39.1	—	—	—		39.1
2013 restructuring	9.6	—	—	—		9.6
Interest expense	77.9	6.4	—	(5.1)	(f)	79.2
Other financing (income)/expense, net	(18.4)	0.2	1.0	—		(17.2)
(Loss)/Earnings before income taxes	(0.7)	(1.1)	4.0	11.6		13.8
Income taxes Expense	3.3	0.4	1.8	4.3	(g)	9.8
Net (loss)/earnings	$(4.0)	$(1.5)	$2.2	$7.3		$4.0

Earnings Per Share
Basic net (loss)/earnings per share	$(0.06)					$0.06
Diluted net (loss)/earnings per share	$(0.06)					$0.06

Weighted-Average Shares - Basic	62.2					62.2
Weighted-Average Shares - Diluted	62.2					62.2

(a) Represents historical results for HandStands, adjusted to be consistent with the presentation of Energizer's Statement of Earnings, the most significant of which are:

1.	reclassification of $1.9 of advertising and promoting expense from "Selling and marketing" to Advertising and sales promotion expense (A&P);

2.	reclassification of $10.0 of "General and administrative" expenses to Selling, general and administrative expense (SG&A);

3.	reclassification of $2.9 of warehousing and distribution costs out of SG&A and into Cost of products sold to be consistent with Energizer's presentation of these costs; and

4.	reclassification of $2.6 of "Acquisition and related" expenses to SG&A to be consistent with Energizer's presentation of these costs.

(b) Represents the historical results for the HandStands acquisitions prior to the respective acquisition date:

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended September 30, 2015
(In millions, except per share data - Unaudited)

1.	The earnings information for Lexol from January 1 through April 30, 2015 as Lexol was acquired on May 1, 2015;

2.	The earnings information for California Scents from January 1 through August 31, 2015 as California Scents was acquired on September 1, 2015; and

3.	The earnings information for Eagle One from January 1 through December 31, 2015 as Eagle One was acquired on April 29, 2016.

All earnings information after HandStands acquired these operations is included in Historical HandStands earnings.

(c) Includes additional depreciation expense of $0.2 associated with the adjustment to record HandStands' Property, plant and equipment, net at fair value as if the Acquisition had occurred on October 1, 2014.

Energizer's cost of products sold will increase by $8.5 during the first inventory turn subsequent to the Acquisition date as a result of the sale of inventory that was written-up to fair value in purchase accounting. This cost has been excluded from the pro forma adjustments as it will not have a continuing impact on the operations.

(d) Historical HandStands' SG&A includes $2.6 of acquisition and related charges associated with the Lexol and California Scents acquisitions incurred prior to the closing of these acquisitions. Historical HandStands Acquisitions' SG&A includes $6.0 of transaction costs associated with HandStands' purchases of these businesses. These pro forma adjustments are to remove these transaction costs as they will not have a continuing impact on the operations.

(e) Includes additional intangible asset amortization expense of $1.9 associated with the adjustment to record the HandStands intangible assets at their preliminary fair value and amortized as if the Acquisition had occurred on October 1, 2014.

Amortizable intangibles consist of trade names with a fair value of $40.0 and weighted average useful lives of 15 years, $34.5 in patents with a weighted average useful life of 14.1 years, customer relationships of $82.9 with a weighted average useful life of 14.6 years, and non-compete agreement valued at $0.5 with a useful life of 5 years. Intangible assets are amortized using the straight line method.

(f) In connection with the Acquisition, Energizer initially utilized a $200.0 bridge loan and borrowed $150.0 on our outstanding Revolving Facility. In July 2016, the Company subsequently paid down the $200.0 bridge loan and $100.0 of debt outstanding on the Revolving Facility utilizing cash on hand. As this debt pay down was in contemplation of the transaction, the pro forma interest expense adjustment includes the pay down of the debt as if it occurred on October 1, 2014, the same date as the transaction.

The pro forma interest expense associated with this transaction includes the interest on $50.0 outstanding on the Revolving Facility for the full 12 month period. The incremental interest expense of $1.3 was offset by the removal of HandStands’ historical interest expense of $6.4. A 1% change in the interest rate on the Revolving Facility debt outstanding would result in a change to the annual interest expense of approximately $0.5.

(g) Represents statutory tax impact of pro forma adjustments above.

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Six Months Ended March 31, 2016
(In millions, except per share data - Unaudited)

	Historical
	Energizer	HandStands	HandStands Acquisition (b)
	Six months ended March 31, 2016	Six months ended March 31, 2016 (a)	October 1, 2015 Through Acquisition Date
				Pro Forma		Pro Forma
				Adjustments		Combined
Net sales	$840.8	$56.8	$4.3	$—		$901.9
Cost of products sold	469.4	33.3	3.1	—	(c)	505.8
Gross profit	371.4	23.5	1.2	—		396.1

Selling, general and administrative expense	167.1	9.5	—	(0.8)	(d)	175.8
Advertising and sales promotion expense	48.2	0.9	—	—		49.1
Research and development expense	12.5	1.3	—	—		13.8
Amortization of intangible assets	—	5.7	—	—	(e)	5.7
Spin restructuring	0.1	—	—	—		0.1
2013 restructuring	2.5	—	—	—		2.5
Interest expense	26.0	5.0	—	(4.3)	(f)	26.7
Other financing (income)/expense, net	(0.5)	1.1	—	—		0.6
(Loss)/Earnings before income taxes	115.5	—	1.2	5.1		121.8
Income taxes	33.6	—	0.5	1.9	(g)	36.0
Net earnings	$81.9	$—	$0.7	$3.2		$85.8

Earnings Per Share
Basic net earnings per share	$1.32					$1.38
Diluted net earnings per share	$1.31					$1.38

Weighted-Average Shares - Basic	62.0					62.0
Weighted-Average Shares - Diluted	62.4					62.4

(a) Represents historical results for HandStands, adjusted to be consistent with the presentation of Energizer's Statement of Earnings, the most significant of which are:

1.	reclassification of $0.9 of advertising and promoting expense from "Selling and marketing" to Advertising and sales promotion expense (A&P);

2.	reclassification of $7.1 of "General and administrative" expenses to Selling, general and administrative expense (SG&A);

3.	reclassification of $1.4 of warehousing and distribution costs out of SG&A and into Cost of products sold to be consistent with Energizer's presentation of these costs; and

4.	reclassification of $0.8 of "Acquisition and related" expenses to SG&A to be consistent with Energizer's presentation of these costs.

(b) Represents the historical results for the HandStands' acquisition prior to the acquisition date. Eagle One was acquired on April 29, 2016. This adjustment includes Eagle One's activity from October 1, 2015 through March 31, 2016 as

ENERGIZER HOLDINGS, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Six Months Ended March 31, 2016
(In millions, except per share data - Unaudited)

the Eagle One acquisition was probable of occurring on March 31, 2016. All other acquisition activity for HandStands occurred before the start of this interim period and is included in HandStands Historical earnings.

(c) The depreciation adjustment necessary for the step up on the preliminary valuation for HandStands' Property, plant and equipment, net for the six months ended March 31, 2016 was immaterial.

Energizer's cost of products sold will increase by $8.5 during the first inventory turn subsequent to the Acquisition date as a result of the sale of inventory that was written-up to fair value in purchase accounting. This cost has been excluded from the pro forma adjustments as it will not have a continuing impact on the operations.

(d) Historical Handstands SG&A includes $0.8 of acquisition related costs associated with the Eagle One acquisition. This pro forma adjustment is to remove these transaction costs as they will not have a continuing impact on the operations.

(e) The intangible asset amortization adjustment to record the HandStands intangible assets at their preliminary fair value and amortized as if the Acquisition had occurred on October 1, 2015 was immaterial.

Amortizable intangibles consist of trade names with a fair value of $40.0 and weighted average useful lives of 15 years, $34.5 in patents with a weighted average useful life of 14.1 years, customer relationships of $82.9 with a weighted average useful life of 14.6 years, and non-compete agreement valued at $0.5 with a useful life of 5 years. Intangible assets are amortized using the straight line method.

(f) In connection with the Acquisition, Energizer initially utilized a $200.0 bridge loan and borrowed $150.0 on our outstanding Revolving Facility. In July 2016, the Company subsequently paid down the $200.0 bridge loan and $100.0 of debt outstanding on the Revolving Facility utilizing cash on hand. As this debt pay down was in contemplation of the transaction, the pro forma interest expense adjustment includes the pay down of the debt as if it occurred on October 1, 2015, the same date as the transaction.

The pro forma interest expense associated with this transaction includes the interest on $50.0 outstanding on the Revolving Facility for the six month period. The incremental interest expense of $0.7 was offset by the removal of HandStands’ historical interest expense of $5.0. A 1% change in the interest rate on the Revolving Facility debt outstanding would result in a change to the annual interest expense of approximately $0.3.

(g) Represents statutory tax impact of pro forma adjustments above.